Exhibit 2.1
CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of November 2, 2018 (the “Effective Date”) by and among PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P., a Delaware limited partnership (“Contributor”), and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“NM”).
W I T N E S S E T H:
A.Contributor is the sole owner of one hundred percent (100%) of the membership interests (collectively, the “Contributed Membership Interests”) in the entities (each, a “Contribution Entity” and, collectively, the “Contribution Entities”) set forth on Exhibit A to this Agreement and incorporated herein by this reference.
B.The Contribution Entities each own fee simple title to certain real property, the improvements located thereon and certain personal property as set forth on Exhibit A to this Agreement.
C.At Closing (as defined below), NM and PECO GRP II Manager LLC, a Delaware limited liability company (“PECO JV Member”) shall enter into an LLC Agreement (as defined below) to form a new joint venture entity known as Grocery Retail Partners II LLC (the “Company”), providing for the formation and governance of the Company pursuant to the terms thereof and the applicable provisions of the Delaware Act (as defined below) and for the purposes set forth therein.
D.At Closing and pursuant to the terms of this Agreement, Contributor shall contribute, assign, transfer and convey to the Company, in connection with PECO JV Member’s Initial Capital Contribution (as defined below) to the Company, the Contributed Membership Interests in exchange for the PECO JV Member’s membership interests in the Company.
E.At Closing, NM shall contribute to the Company, as an Initial Capital Contribution to the Company, cash in exchange for NM’s membership interests in the Company.
F.Upon the formation of the Company and the consummation of the transactions contemplated herein at Closing, the Company shall distribute to PECO JV Member an amount of cash (the “Special Distribution”) as shall be necessary so that after giving effect to all contributions, the Special Distribution and payments and adjustments under this Agreement, the Respective Interests in the ownership of the Company shall be 90% by NM and 10% by the PECO JV Member.

AGREEMENT
NOW, THEREFORE, in consideration of $10.00 and the mutual covenants and agreements of each party to the other hereinafter set forth, and intending to be legally bound hereby, the parties do hereby mutually covenant and agree as follows:
ARTICLE I.
Defined terms
The following terms shall have the meanings ascribed to them below when used in this Agreement:
1.1Access Agreement: means that certain Access Agreement between Contributor and NM granting NM access to the Properties and the Data Room.
1.2Additional Disclosure: has the meaning set forth in Section 8.5.
1.3Agreement: has the meaning set forth in the preamble above.

1.4Anchor Tenant: means the grocery tenant of each Property.
1.5Approvals: has the meaning set forth in Section 8.1(a)(xix).
1.6Assignment of Membership Interests: means an assignment and assumption of membership interests in the form of Exhibit B attached hereto and made a part hereof.
1.7Broker: has the meaning set forth in Section 12.1.
1.8Business Day: means all days other than Saturdays, Sundays and legal holidays and those days on which NM is closed for business or the Federal Reserve Bank of New York is closed for business.
1.9Cap: has the meaning set forth in Section 8.3(b).
1.10Closing: means the consummation of the transactions contemplated hereby.
1.11Closing Date: means the date that is no later than twenty (20) days after the expiration of the Due Diligence Period, as such date may be extended pursuant to Section 2.6, or such earlier or later date as may be agreed upon in writing by the parties.
1.12Closing Statement: means a closing statement relative to the Contributed Entities showing, among other things, the items and amounts to be prorated or adjusted among Contributor, NM and the Company.
1.13Code: means the Internal Revenue Code of 1986, as amended.
1.14Commitments: has the meaning set forth in Section 3.1.
1.15Company: has the meaning set forth in the recitals above and in the LLC Agreement.
1.16Contracts: means the contracts relating to the Properties.
1.17Contributed Membership Interests: has the meaning set forth in the recitals above.
1.18Contribution Entity (in the singular) or Contribution Entities (with respect to two or more of the Contributed Entities): has the meaning set forth in the recitals above.
1.19Contribution Value: has the meaning set forth in Section 4.1.
1.20Contributor: has the meaning set forth in the preamble above.
1.21Data Room: means the virtual Intralinks data room created by Contributor and containing the Property Documents and any other documents or materials posted therein in connection with the consummation of the transactions contemplated by this Agreement.
1.22Delaware Act: means the Delaware Limited Liability Company Act, as amended from time to time.
1.23Deductible: has the meaning set forth in Section 8.3(b).
1.24Deposit:  means Two Hundred Thousand and No/100 Dollars ($200,000.00).
1.25Diligence Period: means the period commencing on July 31, 2018 and expiring at 5:00 pm Eastern Standard Time on November 2, 2018, as such date may be extended pursuant to Section 2.6.
1.26Effective Date: has the meaning set forth in the preamble above.
1.27Environmental Law: means all statutes specifically described in the definition of “Hazardous Material” below and all Laws regulating, relating to or imposing liability or standards concerning or in connection with health, safety, the environment or Hazardous Materials.
1.28Environmental Reports: has the meaning set forth in Section 8.1(a)(xi).

1.29Estoppels: has the meaning set forth in Section 2.7.
1.30FIRPTA Certificate: has the meaning set forth in Section 9.2(d).
1.31Governmental Entity: means any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial body.
1.32Hazardous Material: means asbestos, petroleum products, and any other hazardous waste or substance that has, as of the Effective Date, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment that has jurisdiction over the Properties.
1.33Improvements: means, as to each Property, all buildings, structures, parking areas, fixtures, facilities and other improvements (including work in progress) affixed to or located on, over or under the Land (as defined below) at such Property, including, without limitation, all plumbing, gas, electrical, heating, ventilating, lighting and other utility systems, fire and theft protection equipment and systems, life-safety systems, sprinkler systems and all other building systems and fixtures attached to or comprising a part of such improvements.
1.34Initial Capital Contributions: means the initial capital contributions required to be made by the Members to the Company pursuant to the terms of the LLC Agreement, which amounts shall be determined based on each Member’s Respective Interest and as shown on the final Closing Statement. For the avoidance of doubt, PECO JV Member’s Initial Capital Contribution shall reflect the Contribution of the Contributed Membership Interests, net of the Special Distribution to PECO JV Member.
1.35Inspections: means site, appraisal and other inspection analyses and studies of the Properties, but expressly excluding any invasive testing of any Property such as, but not limited to, a so-called Phase II environmental site assessment.
1.36Knowledge: means (i) with respect to Contributor, the actual knowledge (without further investigation) of Ryan Moore, Principal, Investment Management, Finance, Joe Schlosser, Senior Vice President, Portfolio Management, Stephen Bien, Director of Transactions and the property managers working for Phillips Edison & Company Ltd., an Ohio limited liability company, as of the date hereof for each Property and (ii) with respect to NM, the actual knowledge (without further investigation) of Troy McMahan and Tom Spragg, employees of Northwestern Mutual Investment Management Company, LLC.
1.37Land: means the tracts of land owned by each of the Contributed Entities and more particularly described on Schedule 1.37, including all rights, privileges, easements and other property rights appurtenant thereto.
1.38Law or Laws: means any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, rental, management, ownership, subdivision, development, conversion or redevelopment of the Real Property.
1.39Leases: means all leases, licenses or other written permissions to occupy a Property or any portion thereof to which any Contributed Entity is a party or by which any Property or portion thereof is bound.
1.40List: means OFAC’s Specially Designated Nationals and Blocked Persons List.
1.41LLC Agreement: has the meaning set forth in Section 2.6.
1.42Losses: has the meaning set forth in Section 8.3(a).

1.43Members: means NM and PECO JV Member in their capacity as the initial members of the Company and parties to the LLC Agreement.
1.44NM: has the meaning set forth in the preamble above.
1.45OFAC: means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America.
1.46Order: means Executive Order No. 13224 dated September 24, 2001 relating to “Blocking Properties and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism.”
1.47Organizational Documents: has the meaning set forth in Section 8.1(a)(vii).
1.48Other Estoppels: has the meaning set forth in Section 2.7.
1.49PECO JV Member: has the meaning set forth in the recitals above.
1.50Permitted Exceptions: means (i) easements, restrictions, covenants and agreements of record including, but not limited to, those appearing in Schedule B-II of the owner’s title policy for each Property not objected to by NM in accordance with Section 3.1 below and those objected to by NM but not removed by Contributor, or insured over by the Title Company; (ii) the Leases; (iii) Taxes which are a lien but not then due and payable; and (vi) the facts and other matters that would be shown on an accurate ALTA/ACSM Land Title Survey of the Properties not objected to by NM in accordance with Section 3.2 below and those objected to by NM but not removed by Contributor, or insured over by the Title Company.
1.51Person: means an individual, trust, estate or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the Delaware Act.
1.52Personal Property: means, as to each Property, all right, title and interest of the owner thereof in any and all furniture, furnishings, trade fixtures, machinery, appliances, supplies, signage, lighting systems, plans and specifications, operating manuals, warranties and guaranties, software and computers, electronic files and other tangible personal property that is located at and used in connection with the operation or maintenance or operation of each Property as listed on Schedule 1.55 to this Agreement.
1.53Property (in the singular) or Properties (with respect to two or more of the Properties): means the real property listed on Exhibit A to this Agreement, including the Land thereof, the Improvements located thereon and the Personal Property and all rights and interests incidental thereto.
1.54Property Documents: means the documents and materials in Contributor’s possession relative to the Properties that have been made available to NM within the Data Room for review and analysis.
1.55REIT I Agreement: has the meaning set forth in Section 5.3(c).
1.56Related Parties: means NM and its affiliates and their respective directors, trustees, officers, partners, policyowners, employees, and NM’s attorneys, agents, lenders and accountants.
1.57Respective Interests: has the meaning set forth in the LLC Agreement.
1.58Required Estoppels: has the meaning set forth in Section 2.7.
1.59Special Distribution: has the meaning set forth in the recitals and as further described in the LLC Agreement, which amount shall be shown on the final Closing Statement.
1.60Surveys: has the meaning set forth in Section 3.2.
1.61Survival Period: has the meaning set forth in Section 8.2.
1.62Taxes: means all real and personal property taxes and assessments, special or otherwise, payable in lump sums or installments which constitute a lien against the Properties, in whole or in part.

1.63Tenants: means tenants or occupants of the Properties or any portion thereof under the Leases.
1.64Title Company: means First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attn: James W. McIntosh and Steve Zellinger.
1.65Title Policy or Title Policies: means, with respect to each Property, the owner’s policy of title insurance issued for such Property.
1.66Transaction Documents: means the documents listed in Sections 9.2 and 9.3 and any other instrument or agreement delivered by the parties hereto pursuant to this Agreement.
1.67U.S. Economic Sanctions Law: has the meaning set forth in Section 8.1(a)(v).
ARTICLE II.
DEPOSIT; INSPECTION OF THE PROPERTIES
2.1Within three (3) Business Days of the Effective Date, NM shall deposit with the Title Company, in escrow, the Deposit by wire transfer of U.S. dollars. The Deposit shall be held in escrow, in an interest-bearing account at a federally insured financial institution by Title Company in accordance with the terms of this Agreement and all interest earned thereon shall be deemed to be part of the Deposit. At and upon Closing, the Deposit shall be applied to NM’s Initial Capital Contribution, or, if the transaction contemplated hereby is not consummated, delivered to NM or Contributor as provided herein.
2.2Prior to the Effective Date, Contributor provided NM with access to the Data Room. Contributor shall have the right to terminate NM’s access to the Data Room upon any breach or termination of this Agreement by NM. Except as expressly set forth in this Agreement, Contributor makes no warranties or representations of any kind with respect to the Property Documents including, but not limited to, their accuracy or whether or not the same are complete. In the event of the termination of this Agreement, upon written request of Contributor, NM shall promptly thereafter destroy all copies of the Property Documents in its possession, however stored or maintained, and NM shall inform all of the Related Parties to whom were delivered (in whatever format) any of the Property Documents likewise to destroy the same promptly after termination. Notwithstanding the foregoing, NM shall be entitled to retain a copy of the Property Documents if required by law or as it deems necessary for its own record keeping and pursuant to NM internal compliance policies. The preceding sentence shall survive the termination of this Agreement.
2.3.    NM shall be allowed to enter the Properties during the Diligence Period for the purpose of conducting the Inspections in compliance with this Agreement and the Access Agreement. In the event of a conflict between this Agreement and the Access Agreement, the terms of this Agreement shall control. NM shall not interfere with the operation of any of the Properties during the conduct of the Inspections. NM shall not conduct a Phase II environmental site assessment or any other form of invasive testing or sampling without the prior written consent of Contributor, which consent may be withheld in its sole discretion and may be subject to such conditions as Contributor determines in its sole discretion, including, without limitation, requiring NM not to disclose to Contributor or its employees and representatives any information revealed by such Phase II testing, unless required to do so by Law, rule or regulation. NM will not initiate contact with local, state or federal environmental agencies, except through Contributor, or unless required to do so by Law, rule or regulation. NM may elect to conduct a Phase I environmental site assessment of the Properties. The Inspections may be conducted by NM or any designee of NM, including, without limitation, engineers, accountants, architects and NM’s employees, and shall be conducted during normal business hours and upon reasonable prior notice to Contributor or its designated agents; provided, however, NM shall not interfere with any Tenants’ use of its Property. NM may conduct interviews with any of the Tenants so long as reasonable prior notice is given to Contributor and, to the extent Contributor so desires, a representative of Contributor to be present. Notwithstanding anything to the contrary herein, NM may contact any governmental agencies or request any governmental inspections of the Property in carrying out

NM’s inspections if required by law, and NM may in the ordinary course search and review records maintained by governmental agencies regarding the Property and make requests for information related to zoning, building or other code violations, open and/or expired permits affecting the Property, and other similar items and matters related to the Property.
2.4In the event that, after conducting the Inspections, NM does not desire to proceed with the transaction contemplated by this Agreement, NM shall so notify Contributor in writing on or prior to the conclusion of the Diligence Period, timing being of the essence of this Agreement. In the event that NM gives such notice within such time period, this Agreement shall terminate and be of no further force or effect (with the exception of those provisions hereof which are expressly stated to survive such termination), except such liability under this Agreement expressly stated herein to survive such termination, and NM shall receive a refund of the Deposit from the Title Company. Otherwise, NM will be deemed to have agreed to proceed to Closing subject to and in accordance with the balance of the terms of this Agreement. In the event NM fails to timely notify Contributor of NM’s desire not to proceed with the transaction contemplated by this Agreement in accordance with the terms of this Section 2.4 the entirety of the Deposit shall immediately become non-refundable to NM and shall be paid to Contributor in the event of any subsequent termination of this Agreement, except in the event of termination on account of Contributor’s default hereunder.
2.5(a)    During such periods of time as NM is allowed to enter the Properties pursuant to the terms of this Agreement, NM shall take all steps necessary to protect the Properties from damage by reason of its activities and, in the event of any such damage to any Property, NM shall promptly restore or cause to be restored that portion of the Property so damaged to the condition existing prior to such damage. NM agrees to indemnify, defend and hold Contributor and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable out of pocket attorneys' fees and costs but not for any attorneys’ fees and other legal costs incurred by Contributor if NM or the Company or its insurer shall conduct the defense), threatened or real, arising out of or resulting in any manner from the entry onto the Properties by NM, and any activities thereon by NM, its agents, employees and contractors of activities, including, but not limited to, personal injury (including death) and property damage; provided, the foregoing indemnity shall not indemnify the Contributor or its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents against any loss due to their own malfeasance, or to the extent of liability arising solely from negligence or willful misconduct of Contributor or its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents, or from any liability resulting merely from the fact that NM’s Due Diligence investigations identify environmental matters, structural defects, or other adverse conditions affecting the Property that were not created or exacerbated by NM, its Related Parties and its affiliates and their respective partners, members, policyowners, trustees, officers, directors, employees, representatives and agents or their respective activities.
(b)    NM shall not permit any construction, mechanic’s, materialman’s or other lien to be filed against any Property as the result of any work, labor, service or materials performed or furnished, by, for or to NM, its employees, agents and/or contractors. If any such lien shall at any time be filed against any Property, NM shall, at NM’s expense, cause the same to be discharged of record by payment, bonds, order of a court of competent jurisdiction or otherwise, within sixty (60) days after the filing thereof. NM shall indemnify, defend and hold harmless Contributor and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing against any and all claims, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable out of pocket attorneys' fees and costs but not for any attorneys’ fees and other legal costs incurred by Contributor if NM or the Company or its insurer shall conduct the defense), arising out of the filing of any such liens and/or the failure of NM to cause the discharge thereof as same is provided herein.

(c)    NM and its agents and vendors shall procure and continue in force and effect from and after the date NM first desires to enter any Property, and continuing throughout the term of this Agreement, the following insurance coverages (1) commercial general liability insurance (equivalent in coverage to ISO form CG 00 01) with limits of at least One Million Dollars ($1,000,000.00), combined single limit and annual aggregate, for bodily or personal injury or death and property damage; (2) automobile liability insurance automobile Liability coverage (equivalent in coverage to ISO form CA 00 01) of not less than $1,000,000 combined single limit, each accident, covering all owned, hired and non-owned autos, if any; and (3) worker’s compensation meeting the statutory requirements of the state of where the Property is located. Each policy shall include contractual liability coverage covering the indemnification obligations of Licensee under this Agreement. The foregoing policy requirements may be met with a combination of primary and commercial umbrella/excess liability coverage. Contributor may reasonably require additional insurance coverages and increased limits in the event Contributor otherwise authorizes any invasive or destructive testing at the Property. Licensee and/or Licensee Representatives, as applicable, shall deliver to Contributor a certificate of insurance, on an Acord form, evidencing such commercial general liability insurance before conducting any Licensee Investigation on the Property. Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A-:VI” by Best’s Rating Guide (or a comparable rating by a successor rating service). Such insurance policies shall name Contributor, as an additional insured, shall be without deductible and shall be written on an “occurrence basis”. Notwithstanding anything to the contrary in this Agreement, any Licensee Representative that does not at all times maintain all insurance described above in this clause (g) naming Contributor as an additional insured, and has not delivered a certificate of insurance evidencing thereof to Contributor prior to first entering the Property, shall not be permitted on the Property. The minimum levels of insurance coverage to be maintained by NM hereunder shall not limit NM’s liability under this Section 2.5.
In the event Contributor becomes aware of any losses or claims under Section 2.5 (a), (b) and/or (c) or any other provision of the Agreement wherein NM or the Company agrees to indemnify Contributor, or the likelihood of such losses or claims, Contributor shall give prompt written notice to NM, then NM shall have the right and opportunity to defend against such losses and claims with counsel selected by NM and reasonably acceptable to Contributor.
(d)    This Section 2.5 shall survive the Closing and/or the termination of this Agreement.
2.6    During the Diligence Period, Contributor and NM shall in good faith negotiate the terms of, and the PECO JV Member and the NM Member shall enter into at Closing, a joint venture in the form of a limited liability company operating agreement for the Company, providing for the formation and governance of the Company pursuant to the applicable provisions of the Delaware Act (as negotiated in final form (the “LLC Agreement”). NM has provided the initial draft of the LLC Agreement to Contributor. During the Due Diligence Period the parties shall work in good faith to negotiate a final form of the LLC Agreement, which shall be executed by the parties on or before Closing. If the parties are unable to agree upon any material terms of the LLC Agreement prior to expiration of the Diligence Period, then (i) the Due Diligence shall be extended, solely for the purpose of finalizing the LLC agreement, and (ii) the Closing Date shall be extended, each for an additional period of ten (10) Business Days for the parties to work diligently and in good faith to negotiate and resolve any remaining material terms of the LLC Agreement. If after any such extension, the parties are unable to agree upon final material terms of the LLC Agreement, either party shall have the right to either (x) terminate this Agreement, in which event the Deposit shall be returned to NM, or (y) waive its objection to any unresolved material term and enter into the LLC Agreement and proceed to Closing.
2.7    Contributor shall use reasonably diligent efforts to cause all Tenants to execute and deliver to NM an estoppel certificate substantially in the form attached hereto as Exhibit C and incorporated herein by reference, provided that, to the extent the applicable Leases provide for, or any national Tenants require, (i) forms of estoppel certificates which differ from the form attached as Exhibit C, or (ii) the wording of the statements to be provided in any estoppel certificate which differ from the form attached as Exhibit C, the form required or the statements required of Tenant so required shall be deemed acceptable for purposes hereof, which estoppels shall be dated no earlier than 30 days prior to Closing (the “Estoppels”). In the event that prior to Closing, Contributor, after using reasonably diligent efforts to obtain the Estoppels, is unable to deliver to NM the Estoppels in the manner provided in the immediately preceding sentence, then Contributor shall continue using reasonably diligent efforts to deliver estoppel certificates from (a) all the Anchor Tenants, (b) all Tenants leasing 10,000 square feet of space or more, and (c) all Tenants occupying twenty five percent (25%) of the balance of the inline Tenants of each Property (collectively, the “Required Estoppels”). In order for such Required Estoppels to be deemed acceptable to NM, such estoppels from the Tenants described in (x) Section 2.7(a), (y) Section 2.7(b), and (z) listed on Schedule 2.7(c), shall each be dated no earlier than 30 days prior to the Closing Date, and all other Required Estoppels shall be dated no earlier than 45 days prior to the Closing Date. Contributor will use reasonably diligent efforts to deliver the Required Estoppels at least three (3) Business Days prior Closing. In addition, Contributor shall use reasonably diligent efforts to deliver to NM the estoppel certificates as provided for in Contributor’s response to NM’s title objection letter delivered to Contributor (the “Other Estoppels”). The parties acknowledge and agree that, as of the Effective Date, Contributor has made two prior requests for Estoppels from Tenants, and notwithstanding anything herein to the contrary, Contributor shall not be required to make any additional requests for Estoppels from any Tenants so long as (I) Contributor continues to make reasonably diligent efforts to obtain the Estoppels that were sent to Tenants prior to the Effective Date, and (II) the Closing Date occurs on or before December 14, 2018.
ARTICLE III.
TITLE AND SURVEY
3.1As of the Effective Date, Contributor has posted to the Data Room, as part of the Property Documents, commitments for the Title Insurance Policies issued by Title Company (the “Commitments”) including the underlying documents noted therein as exceptions to title.
If written objections to title to the Properties are made by or on behalf of NM no later than August 31, 2018 that title to the Properties is not acceptable, Contributor shall have seven (7) days following the date that it receives written notice of such objections in order to provide NM with written notice as to which objectionable items Contributor and/or Title Company are willing or able to cure or remove, and revised title commitments evidencing that such objections have been remedied and/or that at Closing Contributor will remedy or will have remedied such objections or that the Title Company shall insure over the same, provided, however, it is expressly understood that Contributor shall have no obligation to effect the cure of any such objections; provided however, Contributor agrees to consult with the Title Company in order to determine which objectionable items, if any, the Title Company is willing to remove. Anything in this Agreement to the contrary notwithstanding, Contributor shall, prior to Closing, cause deletion from the title policy or cause for the providing of affirmative title insurance over: (i) liens and security interests securing any loan to any Contribution Entity as it relates to any Property, and (ii) any other liens or security interests, including mechanics’ liens, created by or through Contributor or any of the Contributed Entities to secure monetary obligations as it relates to any Property, other than liens for ad valorem taxes and assessments for the current calendar year not yet due or payable. If Contributor is unable or unwilling to obtain such revised title commitments or commit to remedy such objections within such seven (7) day period, NM, after receipt of such notice from Contributor shall have the option (a) to proceed with the Closing, in which event the Permitted Exceptions shall be deemed to include such objections; or (b) to terminate this Agreement and receive a refund of the Deposit, in full termination of any and all liabilities and rights of NM and Contributor under this Agreement (except those expressly provided herein to survive such termination) by delivery of notice of termination to Contributor on or prior to the end of the Diligence Period. All matters affecting the Properties disclosed on the Commitments, or Surveys, as applicable, except those specifically and timely objected to by NM in accordance with this Section, shall be deemed approved by NM and shall be deemed to be “Permitted Exceptions”.

3.2As of the date hereof, Contributor has posted to the Data Room, and NM acknowledges receipt of copies, of the most recent ALTA surveys for the Properties that are in their possession (“Surveys”). NM may review the Surveys and at NM’s option may obtain new Surveys of the Properties, and no later than August 31, 2018 may provide Contributor with any written objections to Surveys to the Properties. Any objections to the Surveys shall be subject to the same terms relating to title objections set forth in Section 3.1 above, and NM shall have the same rights set forth in subclauses (a) and (b) of Section 3.1 if Contributor is unable or unwilling to remedy such Survey objections. Notwithstanding the foregoing, Contributor shall use commercially reasonable efforts to remedy any objections to the Surveys set forth on Schedule 3.2.
ARTICLE IV.
Transactions at Closing
4.1Contribution Value. The transfer of the Contributed Entities to the Company at Closing shall be effectuated through a contribution by the Contributor of its Contributed Membership Interests in the Contribution Entities in exchange for PECO JV Member’s membership interests in the Company. The aggregate transfer value for the Contributed Membership Interests is $46,488,744 (the “Contribution Value”), which amount is the undepreciated basis of the Contribution Entities as of September 30, 2018 and is subject to adjustment in accordance with the terms of this Agreement and as reflected on the Closing Statement.
4.2Contributions. Subject to the terms, covenants and conditions set forth in this Agreement, the following shall occur at Closing:
a.Contributor shall contribute, in connection with PECO JV Member’s Initial Capital Contribution to the Company and for the benefit of the PECO JV Member, its Contributed Membership Interests in the Contributed Entities by delivering to the Company the Assignment of Membership Interests relating to the Contributed Entities, in exchange for which Contributor shall receive, indirectly through its ownership interests in the PECO JV Member, its membership interests in the Company and the Special Distribution from the Company, all as more particularly described in the LLC Agreement.
b.NM shall contribute, as its Initial Capital Contribution to the Company, cash in accordance with the Closing Statement in immediately available funds, in exchange for which NM shall receive its membership interests in the Company, all as more particularly described in the LLC Agreement.
4.3Intentionally Omitted.
4.4Tax Treatment. The parties to this Agreement acknowledge and agree that (a) Contributor’s contribution is intended to be governed by Section 721(a) of the Code, and (b) the Special Distribution is intended to be treated as a reimbursement of preformation expenditures within the meaning of U.S. Treasury Regulation Section 1.707-4(d). Any taxes resulting from Contributor’s contributions and distributions hereunder shall be borne by and paid by Contributor.

ARTICLE V.
CLOSING CONDITIONS
5.1NM’s Conditions Precedent to Closing. The obligations of NM with regard to Closing under this Agreement are, at its option, subject to the fulfillment of each and all of the following conditions prior to or at the Closing (except as noted below):

(a)
Contributor shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by Contributor prior to Closing in all material respects.

(b)	Contributor shall contribute the Contributed Membership Interests to the Company under this Agreement and deliver an Assignment of Membership Interests of the Contribution Entities to the Company.

(c)	Title Company is prepared to issue its ALTA Owner's Policy in favor of each of the Contributed Entities, subject only to the Permitted Exceptions.

(d)	The representations and warranties made by Contributor contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(e)	NM shall have received the Estoppels, Required Estoppels and Other Estoppels as provided pursuant to Section 2.7 of this Agreement.

(f)
At Closing any existing property management and service agreements to which Contributor is a party affecting any Property shall be terminated and Contributor shall provide reasonable evidence thereof to NM. The Contributor shall cause the Property Manager and Leasing Agent (each as defined in the LLC Agreement) to enter new master property management and service agreements for each Property with the Company.

(g)	Contributor shall have delivered to NM or deposited with the Title Company in escrow all deliveries required from Contributor to close.

If any of the foregoing closing conditions of NM is not satisfied at Closing, then either party shall have the right, upon written notice to the other party, to extend the Closing Date for up to ten (10) days, and Contributor shall use reasonably diligent efforts to cure or satisfy such closing condition; provided that Contributor shall not be obligated to spend funds or incur liabilities to effectuate such cure or to satisfy such closing condition if the failure of such closing condition is caused by a third party that is not controlled by Contributor. If any of the foregoing closing conditions of NM remain unsatisfied at Closing (as such date may have been extended pursuant to the preceding sentence), then NM shall have the right to (i) waive any of such closing conditions at or prior to Closing, (ii) terminate this Agreement by providing written notice to Contributor, in which case the Deposit shall be disbursed to NM, and the parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, or (iii) proceed pursuant to the terms of Section 7.2 of this Agreement; provided, that if the failure of any closing condition set forth in Sections 5.1(c), (d), (e) or (g) is caused by a third party that is not controlled by Contributor, then NM’s remedies for such failure shall be limited to the foregoing subclauses (i) and (ii).

5.2    Contributor’s Conditions Precedent to Closing. The obligations of Contributor with regard to Closing under this Agreement are, at its option, subject to the fulfillment of all of the following conditions prior to or at the Closing (except as noted below):

(a)	NM shall have performed and complied with all the agreements and conditions required in this Agreement to be performed and complied with by NM prior to Closing in all material respects.

(b)
NM shall have (i) deposited the cash amount required from NM as its Initial Capital Contribution as set forth on the final Closing Statement with the Title Company with written direction to disburse the same to the Contributor and the Company, as applicable, and (ii) delivered written direction to the Title Company to disburse the Deposit to Contributor or the Company, as applicable.

(c)	The representations by NM contained herein shall be true and correct in all material respects as of the Closing Date.

(d)	NM shall have delivered to Contributor or deposited with the Title Company in escrow all deliveries required from NM to close.

If any of the foregoing closing conditions of Contributor is not satisfied at Closing, then either party shall have the right, upon written notice to the other party, to extend the Closing Date for up to ten (10) days, and NM shall use reasonably diligent efforts to cure or satisfy such closing condition; provided that NM shall not be obligated to spend funds or incur liabilities to effectuate such cure or to satisfy such closing condition if the failure of such closing condition is caused by a third party that is not controlled by NM. If any of the foregoing closing conditions of Contributor remain unsatisfied at Closing (as such date may have been extended pursuant to the preceding sentence), then Contributor shall have the right to (i) waive any of such closing conditions at or prior to Closing, (ii) terminate this Agreement by providing written notice to NM, in which case the Deposit shall be disbursed to Contributor, and the parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, or (iii) proceed pursuant to the terms of Section 7.1 of this Agreement; provided, that if the failure of any closing condition set forth in Sections 5.2(b), (c), or (d) is caused by a third party that is not controlled by NM, then Contributor’s remedies for such failure shall be limited to the foregoing subclauses (i) and (ii).

5.3    Mutual Conditions Precedent to Closing. The respective obligations of Contributor and NM with regard to Closing under this Agreement are subject to the fulfillment of all of the following conditions prior to or at the Closing:

(a)
NM and the PECO JV Member shall have entered into the LLC Agreement and formed the Company; wherein PECO JV Member shall become an owner of a fifteen (15%) interest in the Company and the NM JV Member shall become an owner of an eighty-five percent (85%) in the Company, as more particularly described in the LLC Agreement.

(b)
No litigation or court order shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this

Agreement.

(c)
The closing under that certain Transfer Agreement, dated as of even date herewith, by and among Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership, Phillips Edison Institutional REIT LLC, a Delaware limited liability company, and NM (the “REIT I Agreement”), shall be prepared to close concurrently with the transactions required under this Agreement.

If any of the foregoing mutual closing conditions is not satisfied at Closing, then either party shall have the right, upon written notice to the other party, to extend the Closing Date for up to ten (10) days, and the parties, as applicable, shall use reasonably diligent efforts to cure or satisfy such closing condition; provided that no party shall be obligated to spend funds or incur liabilities to effectuate such cure or to satisfy such closing condition if the failure of such closing condition is caused by a third party that is not controlled by such party. If any of the foregoing mutual closing conditions remain unsatisfied at Closing (as such date may have been extended pursuant to the preceding sentence), then each party hereto shall have the right to (i) waive any of such closing conditions at or prior to Closing, (ii) terminate this Agreement by providing written notice to the other party, in which case the Deposit shall be disbursed to NM, and the parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, or (iii) proceed pursuant to the terms of Section 7.1 or Section 7.2 of this Agreement, respectively; provided, that if the failure of any of the closing conditions set forth in Sections 5.3(b) or (c) is caused by a third party that is not controlled by Contributor or NM, then each party’s remedies for such failure shall be limited to the foregoing subclauses (i) and (ii).

ARTICLE VI.

“AS IS” DISCLAIMER AND TITLE

6.1	“AS IS” Disclaimer.

(a)
Notwithstanding anything herein to the contrary, NM hereby expressly acknowledges and agrees that as of the Closing Date it has (i) inspected and examined the Contributed Membership Interests and the Properties, (ii) inspected and examined all documents in the Data Room, and (iii) completed such inspections and examinations to its satisfaction. NM acknowledges and agrees that, except for the express representations, warranties and covenants of Contributor set forth in this Agreement or in the Transaction Documents, the Contributed Membership Interests, the Contributed Entities and the Properties are being contributed and sold (as applicable) to the Company on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis, without representations, warranties or covenants, express or implied, of any kind or nature including, but not limited to, the zoning of the Properties, the tax consequences to the Company or NM, the physical condition of the Properties, environmental compliance, governmental approvals and compliance of the Properties with applicable rules, regulations, ordinances and statutes. NM acknowledges the Company is accepting the Contributed Membership Interests, the Contributed Entities and the Properties from Contributor without any representations, warranties or covenants, express or implied, from or of Contributor, except as expressly provided in this Agreement. NM hereby waives and relinquishes all rights and privileges arising out of, or with respect to or in relation to, any representations, warranties or covenants, whether express or implied, which may have been made or given, or which may be deemed to have been made or given, by Contributor, except as expressly provided in this Agreement. Without limiting the generality of the foregoing, NM hereby further acknowledges and agrees that warranties of merchantability and fitness for a particular purpose are excluded from the transactions contemplated hereby, as are any warranties arising from a course of dealing or usage or trade, and that, except as otherwise expressly set forth in this Agreement, Contributor has not represented or warranted, and Contributor does not hereby represent or warrant, that the Properties now or in the future will meet or comply with the requirements of any health, environmental or safety code or regulation of the United States of America, the States wherein the Properties are located, or any other authority or jurisdiction. Except as otherwise expressly set forth in this Agreement and for matters expressly covered by the LLC Agreement, and without limiting the generality of the foregoing from and after Closing NM and the Company hereby assumes all risk and agrees that Contributor is not liable to the Company or NM (or its respective successors and assigns) for, and NM hereby expressly waives any claims it may have now or in the future against Contributor on account of, any special, direct, indirect, consequential or other damages resulting or arising from or relating to the ownership of the Contributed Entities and the use, condition, location, maintenance, repair or operation of the Properties.

(b)
Except as otherwise expressly set forth in this Agreement or in any other instrument or agreement delivered by Contributor pursuant to this Agreement or in connection with the Closing, from and after the Closing NM hereby releases Contributor and its affiliates and their respective partners, members, shareholders, officers, directors, employees, representatives and agents of each of the foregoing from all claims, losses, damages, liabilities, costs and expenses that NM or the Company has or may have arising from or related to any matter or thing in connection with the Properties occurring or arising after the Closing, including, without limitation, any documents provided by or on behalf of Contributor, any construction defects, errors or omissions in the design or construction of the Properties and any environmental conditions affecting the Properties (including the presence or suspected presence of Hazardous Materials on, in, under or about the Properties). NM further acknowledges and agrees that this release will be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action.

ATRTICLE VII.
DEFAULTS

7.1If NM defaults in the performance of, or compliance with, its obligations under this Agreement or the REIT I Agreement in any material respect, Contributor shall, as its sole remedy, have the right to declare this Agreement and the REIT I Agreement terminated and in such case the Title Company shall deliver to Contributor the Deposit under this Agreement and the Deposit under Section 1.25 of the REIT I Agreement as full compensation for its damages under this Agreement and the REIT I Agreement, given that the parties acknowledge and agree that actual damages are impossible to ascertain with any certainty but the Deposit is a reasonable estimate thereof. Contributor shall have no right, and hereby waives all right, to an action for specific performance of NM’s obligations hereunder. Notwithstanding the foregoing, the indemnities made by NM set forth in this Agreement shall not be deemed limited by the foregoing limitation on remedies.
7.2If Contributor defaults in the performance of, or compliance with, its obligations under this Agreement or Transferor (as defined in the REIT I Agreement) defaults under the REIT I Agreement, in each case in any material respect, NM, at its option, shall have the right: (a) to declare this Agreement and the REIT I Agreement terminated in which event the Deposit under this Agreement and the Deposit under Section 1.25 of the REIT I Agreement shall be promptly returned to NM by the Title Company and in addition, NM shall be entitled to receive the liquidated damages under Section 7.2 of the REIT I Agreement as full compensation for its damages under this Agreement and the REIT I Agreement, given that the parties acknowledge and agree that actual damages are impossible to ascertain with any certainty but the such amount is a reasonable estimate thereof, or (b) to seek specific performance of Contributor’s obligations hereunder and Transferor’s (as such term is defined in the REIT I Agreement) obligations under the REIT I Agreement. NM shall provide Contributor with written notice of NM’s election under Section 7.2(a) or Section 7.2(b) on or before the date that is fourteen (14) days after the default and shall commence such action, if at all, on or before the date that is sixty (60) days after the default, failing either of which NM shall have no further right to seek specific performance and NM’s sole remedy on account of any such breach shall thereupon be under Section 7.2(a) of this Agreement. Notwithstanding the foregoing, the indemnities made by Contributor set forth in this Agreement shall not be deemed limited by the foregoing limitation on remedies.
7.3     Section 7.1 and Section 7.2 shall survive the Closing and/or the termination of this Agreement.
ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES
8.1Representations and Warranties.
(a)In order to induce NM and the Company to consummate the transactions contemplated hereby, Contributor, on behalf of itself and with respect to any of the Contributed Membership Interests and the Contributed Entities, represents and warrants to NM and the Company as of the Effective Date as follows:
(i)Non-Foreign Person/Entity. None of Contributor and the Contributed Entities is a “foreign person” within the meaning of Section 1445 of the Code.
(ii)Membership Interests. The Contributed Membership Interests are owned solely and directly by Contributor, and such owner has good and valid title to such membership interests, free and clear of all liens and encumbrances other than the lien of the Exiting Debt and the Permitted Exceptions. The Contributed Membership Interests comprise all of the issued and outstanding equity interests in the Contributed Entities. No other equity interests or securities of any Contributed Entity, and no securities or other instruments or interests directly or indirectly convertible into, exchangeable for or evidencing any such equity interests or securities, are issued, allotted or outstanding, nor is any Contributed Entity under any contractual or other obligation to issue or allot any such equity interests or securities. The Contributed Membership Interests were duly authorized and issued, and none of the Contributed Membership Interests has been certificated. None of Contributor and the Contributed Entities has granted, and there are no outstanding, options, warrants, puts, calls, subscriptions, commitments, convertible securities, voting trusts, proxies or other rights of purchase, redemption, issuance or voting with respect to any equity interests in any Contributed Entity, and there are no securities or other instruments or interests directly or indirectly convertible into, exchangeable for or evidencing the right to purchase any equity interests in any Contributed Entity.
(iii)Authority; Enforceability. Contributor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Contributor has the right to execute this Agreement and each of the Transaction Documents to which it is a party, and to contribute the Membership Interests and perform its other obligations hereunder and thereunder, in each case without obtaining any further consent, approval, release or signature of any other party, which has not previously been obtained. The signatories hereto on behalf of Contributor have been duly authorized to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to bind itself hereto and thereto. Contributor has full power to consummate the transactions described in this Agreement, and each of the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the consummation by such party of the transactions described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of Contributor. Subject to all applicable bankruptcy laws and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the Transaction Documents to which Contributor is a party constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with the respective terms hereof or thereof, as applicable.
(iv)No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation by Contributor of the transactions contemplated hereby will (A) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Contributor or any Contributed Entity is a party or by which any of them or any of the Properties are bound, which in any event would have a material adverse effect on the ability of Contributor to perform its obligations hereunder, or (B) violate any order, injunction, decree, statute, rule, regulation or other Laws applicable to Contributor or any of the Contributed Entities or any of the Properties.
(v)OFAC. Neither Contributor nor any Person having a ten percent (10%) or more direct or indirect ownership interest in Contributor (A) is now, or shall become, a person or entity with whom NM or the Company is restricted from doing business under regulations of OFAC (including, but not limited to, those names on the List) or under any law, executive order, enabling legislation, or regulation administered and enforced by the United States (collectively, “U.S. Economic Sanctions Laws”); (B) is not knowingly engaged in, and shall not knowingly engage in, any direct dealings or transaction with such persons or entities described in (A) above; (C) is not, and shall not become, a person or entity appearing on the New York Office of General Services List of entities determined to be non-responsive bidders/offerors pursuant to The New York State Iran Divestment Act of 2012; and (D) will take no action that would violate or would cause NM or the Company to violate any U.S. Economic Sanctions Law.
(vi)Employees/ERISA. Each of the Contributed Entities does not have, and has never had, any employees. None of the Contributed Entities nor any of their ERISA affiliates have ever maintained, sponsored, been a party to, participated in or had any liability or contingent liability with respect to any “employee pension benefit plan” (as defined in Section 3(1) of ERISA) that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code or any “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(vii)Organizational Documents. The organizational chart attached hereto as Schedule 8.1(a)(vii) is, as of the date hereof, a true, correct and complete representation showing Contributor’s interest in each Contributed Entity. The Data Room contains a true, correct and complete list of all of the organizational documents (collectively, the “Organizational Documents”) for each of the Contributed Entities, and true, correct and complete copies of all of the Organizational Documents for each of the Contributed Entities have been uploaded to the Data Room. Except as set forth on Schedule 8.1(a)(vii), all of the Organizational Documents for all of the Contributed Entities are in full force and effect and none of the Organizational Documents for any of the Contributed Entities has been amended.
(viii)Leases.  (A) There are no leases of space in the Properties or other agreements to occupy all or any portion of any of the Properties other than the Leases for each Property listed on Schedule 8.1(a)(viii)(A); (B) the Data Room contains a true, correct and complete list of all Leases and other rental arrangements affecting the Properties; to Contributor’s Knowledge none of the Leases have been amended except as set forth in the Data Room; (C) to Contributor’s Knowledge, no Contributed Entity nor any Tenant is in monetary default or has given written notice of any existing material non-monetary default under any of the Leases, except as set forth in the Data Room; (D) except as set forth on Schedule 8.1(a)(viii)(D), all landlord work with respect to any Leases or otherwise with respect to the Properties have been completed and paid; (E) except as set forth on Schedule 8.1(a)(viii)(E), all Tenant improvement allowances, buyout costs and/or brokerage commissions, finder’s fees, and similar payments, due or owing with respect to any Leases or otherwise with respect to the Properties have been paid; and (F) to Contributor’s Knowledge, and subject to applicable bankruptcy laws, the Leases are valid and binding on the parties thereto and are in full force and effect. No right or interest of any Contributed Entity under any Leases has been assigned, mortgaged, hypothecated, or otherwise encumbered by Contributor or by or through any Contributed Entity.
(ix)Litigation.  To Contributor’s Knowledge, and other than litigation disclosed in Schedule 8.1(a)(ix) hereto, there is no pending and served (nor to Contributor’s Knowledge has Contributor or any Contributed Entity received any written notice of any threatened) action, litigation, condemnation or other legal proceeding against the Properties or against Contributor or any Contributed Entity with respect to any of the Properties.
(x)Compliance.  Except as disclosed in Schedule 8.1(a)(x) hereto or the Data Room, to Contributor’s Knowledge, none of Contributor and the Contributed Entities has received any written notice from any Governmental Entity having jurisdiction over the Properties to the effect that the Properties are not in compliance with applicable Laws other than notices of non-compliance that have been or are being remedied.
(xi)Environmental Matters.  True, correct and complete copies of all of the third-party reports in Contributor’s possession relating to Hazardous Materials at the Properties (collectively, the “Environmental Reports”) are included in the Data Room, and a true, correct and complete list of the Environmental Reports is set forth on Schedule 8.1(a)(xi) hereto. Except as otherwise disclosed in the Environmental Reports, during and, to Contributor’s Knowledge, prior to any Contributed Entity’s ownership of any Property, (A) no Hazardous Material was or has been located on, in or under such Property or was or has been released into the environment, or discharged, placed or disposed of at, on or under such Property, except, in each case, in compliance with Environmental Law, (B) no underground storage tanks are, or have been, located at such Property, (C) such Property has never been used to store, treat or dispose of any Hazardous Material, except in compliance with Environmental Law, (D) such Property and its prior uses comply with, and at all times have complied with, any applicable Environmental Law or any other governmental Law relating to environmental matters and Hazardous Materials, and (E) no assumption or acceptance of responsibility has been made by contract or otherwise for the liability of any other person under any Environmental Law. To Contributor’s Knowledge, there has been no notice of, actual or threatened, administrative, regulatory or judicial action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any Environmental Law or any Permit issued under any Environmental Law including, without limitation, (1) by a Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, or (2) by any third party threatening to or actually seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
(xii)Contracts.  The Data Room contains true, correct and complete copies of all Contracts affecting the Properties. No Contributed Entity or Affiliate has entered into any service, equipment leasing or other contracts that will be binding on any Contributed Entity or any of the Properties after the Closing, except for the Contracts disclosed in Schedule 8.1(a)(xii) hereto, it being understood and agreed that any existing property management contracts for the Properties will terminate as of the Closing Date.  To Contributor’s Knowledge, no Contributed Entity is in monetary default and neither party has given written notice of any existing material non-monetary default under the Contracts nor has Contributor or any Contributed Entity received notice of or a written claim from any party thereto alleging that any Contributed Entity has defaulted in performing any of its obligations under any of the Contracts that has not been cured or otherwise resolved.
(xiii)Tax Matters. Except as set forth on Schedule 8.1(a)(xiii), (A) all income and other material tax returns required to be filed by the Contributed Entities have been duly and timely filed (taking into account any extension) with the appropriate tax authority, (B) all income and other material taxes required to be paid by the Contributed Entities (whether or not shown as due on such tax returns) have been timely paid in full, (C) there is no claim pending by any applicable tax authority in connection with any such tax, (D) none of such tax returns are now under audit or examination by any tax authority, and (E) no written claim has been made by any tax authority in a jurisdiction where the applicable Contributed Entity does not file a tax return that it is or may be subject to taxation in that jurisdiction.
(xiv)No Other Operations.  No Contributed Entity (A) owns, owned, holds or has ever held any material assets, other than the Properties, the Leases and the Contracts, or (B) conducts or has conducted any business, other than owning, maintaining and operating such Property.
(xv)Contributed Entities.  Each Contributed Entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and is qualified to transact business in each state where the Properties are located. Each Contributed Entity has all requisite power and authority to own, lease, operate and develop its properties and assets (including, without limitation, each Property that such Contributed Entity owns) and to carry on its business as it is presently being conducted. No Contributed Entity is in violation of, in conflict with, or in default under any of its Organizational Documents. Each Contributed Entity is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification or licensing necessary.
(xvi)Existing Debt.  None of Contributor and the Contributed Entities has any lenders or other Person holding any mortgages, deeds of trust, similar security instruments or other indebtedness encumbering any Property.
(xvii)Rent Roll. Attached hereto as Schedule 8.1(a)(xvii) is a true, correct and complete copy of a rent roll for each and all Properties delivered to NM by Contributor.
(xviii) Zoning. To Contributor’s Knowledge, none of Contributor and the Contributed Entities has received any written notice from any Governmental Entity having jurisdiction over the Properties to the effect that the Properties are not in compliance with applicable zoning statutes, ordinances, regulations or Laws, other than notices of non-compliance that have been remedied.
(xix) Occupancy/Operation Approvals. None of Contributor and the Contributed Entities has received written notice, and Contributor otherwise has no knowledge, that any consent, authorization, variance, license, permit, or approval (collectively, the “Approvals”) relating to or required for the operation or occupancy of the Properties and required in order for Contributor to carry out the transactions contemplated hereby has not been validly and unconditionally obtained (or, if there existed any condition with respect thereto, such condition has been satisfied) or is not in full force and effect. True, accurate, and complete copies of all Approvals are in the Data Room. All fees, charges, and other payments in connection with the Approvals have been paid in full. No application for any Approval is pending. All conditions and requirements of all Approvals have been fully complied with. The consummation of the transactions contemplated hereby will not increase any obligations or affect any time periods under any existing Approval or cause any existing Approval to lapse.
(xx)Condemnation. Except as set forth on Schedule 8.1(a)(xx), to Contributor’s Knowledge, none of Contributor and any Contributed Entity knows of any (A) pending or contemplated annexation or condemnation proceeding affecting, or which may affect, all or any portion of the Properties, (B) proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Properties, and/or (C) proposed change in road patterns or grades which may adversely affect access to the roads providing a means of ingress to or egress from the Properties, or has any received any written condemnation notice with respect to all or part of the Properties.
(xxi)Bankruptcy. None of Contributor and the Contributed Entities has (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (C) made a general assignment for the benefit of creditors.
(xxii)Contributed Entity Level Taxes. To Contributor’s Knowledge, all taxes, governmental levies or assessments which are owed by Contributor and each Contributed Entity for each of the Properties have been paid to the extent due and payable, other than such taxes, governmental levies or assessments that are not yet due (other than property or other taxes, which are due prior to delinquency) or delinquent.
(xxiii)Insurance. The Data Room contains true and correct copies of the certificate(s) of insurance evidencing the insurance policies currently maintained by Contributor and each Contributed Entity for each Property. There has been no damage to any portion of any of the Properties caused by fire or casualty which has not been fully repaired or restored.
(xxiv)Financial Statements. The Data Room contains true, correct and complete copies of all financial statements affecting the Properties prepared by Transferor. The financial statements (including any income and operating statements) for each Contributed Entity and respective Properties provided by Contributor to NM and the Company accurately reflect the financial condition and results of operations as of the date or for the periods reflected therein in all material respects.
(xxv)Declarations, Restrictions, Easements. To Contributor’s Knowledge, each of the declarations, restrictions and easements recorded on the Properties and determined to be Permitted Exceptions are in full force and effect and no Contributed Entity nor any tenant is in monetary default or has given written notice of any existing material non-monetary default under any of the Permitted Exceptions, including specifically any restrictions, covenants, easements, and cross‑easements to which the Properties are subject.
(b)Except as stated in Section 8.1(a) or elsewhere herein this Agreement, Contributor has made no representations or warranties with respect to any aspect of Property Documents, including, but not limited to, their truthfulness, accuracy or completeness, and/or with respect to any physical aspects of the Properties and no such representations or warranties are deemed implied and Contributor hereby disclaims any such representations or warranties. Unless expressly stated herein this Agreement, NM hereby acknowledges that no such representations or warranties have been made and that none are deemed implied.

8.2Survival. The representations and warranties of Contributor contained in this Agreement shall survive for a period (“Survival Period”) of one hundred eighty (180) days after the Closing. In connection with the foregoing, to the extent claims of Losses in accordance with Section 8.3 are not made to Contributor in the form of a written notice on or before the expiration of the Survival Period, then, thereafter, any such claims shall be forever barred, waived, released and discharged. This Section 8.2 shall survive Closing.
8.3Indemnification by Contributor: Any limitation contained herein to the contrary notwithstanding:
(a)From and after the Closing, but subject to the terms of Section 8.2 above and Section 8.3(b) below, Contributor shall indemnify and hold NM, its Related Parties and its affiliates and their respective partners, members, policyowners, officers, trustees, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all claims, losses, damages, liabilities, costs and expenses (collectively, “Losses”), arising out of, or in any way relating to breach of any representation or warranty of Contributor contained in this Agreement and discovered by NM during the Survival Period. The foregoing indemnity shall be deemed to include only actual Losses. In the event NM becomes aware of any such Losses or the likelihood of such Losses, NM shall give prompt written notice to Contributor, then Contributor shall have the right and opportunity to defend against such Losses with counsel selected by Contributor and acceptable to NM and the Company. In no event shall Contributor be liable for any Losses relating to any breach of any representation or warranty contained herein, if NM had Knowledge, of such breach prior to Closing and NM elects to proceed to Closing notwithstanding the same.
(b)In addition to the limitations set forth in Sections 8.2 and 8.3(a), NM acknowledges and agrees that (i) Contributor has no liability to NM or the Company for any Losses unless claims of Losses exceed, individually or collectively in the aggregate for each Property, the sum of Ten Thousand and No/100ths Dollars ($10,000.00) (the “Deductible”), in which event the amount of such valid claims for each Property in excess of the Deductible for each Property shall be actionable, up to the liability cap set forth in the following clause, (ii) recovery against Contributor for any Losses for each Property shall be limited in all events for each Property to the sum of One Million and No/100ths Dollars ($1,000,000.00), in the aggregate per Property (the “Cap”).
(c)This Section 8.3 shall survive Closing.
8.4NM Representations and Warranties: NM represents and warrants to Contributor as of the Effective Date as follows:
(a)Authority; Enforceability. NM is duly organized, validly existing and in good standing under the Laws of the State of Wisconsin. NM has the right to execute this Agreement and each of the Transaction Documents contemplated to be delivered at the Closing to which NM is a party, and to perform its obligations hereunder and thereunder. The signatories on behalf of NM have been duly authorized to execute and deliver this Agreement and each of the Transaction Documents to which NM is a party and to bind NM hereto and thereto. NM has full power to consummate the transactions described in this Agreement, and each of the execution, delivery and performance of this Agreement, and each of the Transaction Documents to which NM is a party, by NM and the consummation by NM of the transactions described herein has been duly and validly authorized by all necessary action and the observance of all required formalities on the part of NM. Subject to all applicable bankruptcy Laws and assuming the due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the Transaction Documents to which NM is a party constitutes a legal, valid and binding obligation of NM, enforceable against NM in accordance with the respective terms hereof or thereof, as applicable.

(b)No Conflict. Neither the execution, delivery and performance of this Agreement nor the consummation by NM of the transactions contemplated hereby will (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NM is a party, which in any event would have a material adverse effect on the ability of NM to perform its obligations hereunder, or (ii) violate any order, injunction, decree, statute, rule, regulation or other Laws applicable to NM.
(c)OFAC. To NM’s knowledge, neither NM, nor any person or entity owning (directly or indirectly) a ten percent (10%) or greater ownership interest in NM: (i) is now, or shall become, a person or entity with whom Contributor is restricted from doing business with under regulations of OFAC of the Department of the Treasury (including, but not limited to, those named on OFAC's Specially Designated Nationals and Blocked Persons list) or under any other U.S. Economic Sanctions Laws; (ii) is not knowingly engaged in, and shall not knowingly engage in, any direct dealings or transaction with such persons or entities described in (i) above; (iii) is not, and shall not become, a person or entity on the New York Office of General Services List of entities determined to be non-responsive bidders/offerors pursuant to The New York State Iran Divestment Act of 2012; and (iv) will take no action that would violate or cause Contributor to violate any U.S. Economic Sanctions Laws.
(d)Non-Foreign Person/Entity. NM is not a “foreign person” within the meaning of Section 1445 of the Code.
8.5Updates of Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, either party shall have the right to amend and supplement any representation, warranty or related schedule to this Agreement from time to time without the consent of the other party to the extent that (i) such representation, warranty or schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, (ii) the amending party did not have Knowledge as of the Effective Date of the matter being disclosed in such amendment or supplement, and (iii) the reason for such amendment or supplement does not result from such amending party’s default in the performance of, or compliance with, its obligations under this Agreement. If a party amends or supplements its representations, warranties, or related schedules as provided in the preceding sentence (a “Additional Disclosure”), then (A) such Additional Disclosure shall constitute a closing condition failure if, and only if, such Additional Disclosure discloses a material adverse impact on the condition or value of the Transferred Entities or the Properties, in which case the other party may elect to terminate this Agreement by providing written notice to the party making the Additional Disclosure, the Deposit shall be disbursed as set forth in Section 5.1, 5.2 or 5.3, as applicable, and the parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, or (B) if the party who does not make such Additional Disclosure does not elect to terminate as set forth in the proceeding subclause (A), such party shall proceed to Closing notwithstanding such Additional Disclosure, and the corresponding representation, warranty or schedule to which such Additional Disclosure relates shall be deemed qualified by such Additional Disclosure for the purposes of limiting the indemnification obligations of such amending party under this Agreement. Each party shall provide any Additional Disclosures no later than three (3) Business Days prior to the Closing Date, and if any Additional Disclosures are provided thereafter, the Closing Date shall be extended to allow the other party no less than three (3) Business Days to review such Additional Disclosure and make the elections described in this Section 8.5.
ARTICLE IX.
CLOSING, PRORATIONS AND EXPENSES
9.1Closing. Subject to the parties’ respective rights to terminate this Agreement and satisfaction of all closing conditions, Closing shall occur on or before 5:00 pm eastern time on the Closing Date. At such time as the Title Company has received all required executed documents and all required funds, and at such time as the Title Company is able and has committed to issue the Title Insurance Policies, the Title Company shall disburse the funds in its possession in accordance with a Closing Statement executed by Contributor, NM and the Company, then record all documents that are to be recorded and deliver the Closing documents to the respective parties thereto.
9.2Closing Deliveries. On or before the day preceding the Closing Date, except for the funds from NM which shall be deposited on the Closing Date, each party hereto shall execute and deliver to the Title Company the applicable documents described below:
(a)three (3) counterparts to the Assignment of Membership Interests of the Contribution Entities, duly executed by each of Contributor and the Company in the form attached hereto as Exhibit B;
(b)three (3) counterparts to the LLC Agreement;
(c)a certificate of the secretary or other officer of each of Contributor, NM and the Company certifying as to, and attaching a true, correct and complete copy of, the resolutions of the board of directors, (if normally done in the ordinary course) (or other governing body performing an equivalent function) of Contributor, NM or the Company, as applicable, evidencing the authority of Contributor, NM or the Company, as applicable, to enter into the transactions contemplated by this Agreement;
(d)an affidavit from Contributor that it is not a foreign person” within the meaning of the Code (the “FIRPTA Certificate), duly executed by Contributor;
(e)a Form W-9 for each of Contributor and NM, duly executed by Contributor or NM, as applicable;
(f)a certificate of good standing for each of the Contributed Entities;
(g)such affidavits as the Title Company may reasonably require including but not limited to Contributed Entity's Affidavit as to Debts, Liens, Parties in Possession, GAP Coverage and a non-imputation affidavit and indemnity in form reasonably satisfactory to the Title Company;
(h)such other documents, instruments, agreements and/or certificates as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement and the other Transaction Documents;
(i)a certification and reaffirmation from each Contributor and NM reaffirming the representations and warranties contained herein are true and correct in all material respects as of the Closing Date in the form attached hereto as Exhibit D;
(j)such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the transaction in accordance with the terms hereof;
(k)Contributor’s, NM’s and the Company’s closing instruction to the Title Company; and
(l)the Closing Statement prepared by and mutually agreed to by Contributor, NM and the Company.
9.3Additional Closing Deliveries. In addition to the applicable documents described in Section 9.2, contemporaneously herewith, Contributor shall deliver, or cause to be delivered, to NM and the Company the Estoppels, Required Estoppels and Other Estoppels received by Contributor as provided in Section 2.7 above.
9.4Prorations.
(a)Contributor, NM, PECO JV Member and the Company will each execute and deliver to the other parties the Closing Statement, showing, among other things, the amounts by which the Contribution Value is being adjusted as of the Closing Date, and all other prorations and adjustments for income and expenses of the Contributed Entities and the Properties, including, without limitation, Taxes, rentals and other charges paid by Tenants under the Leases, security deposits, amounts payable under the Contracts, insurance, utilities, maintenance and other operating costs and expenses, and other items that are customarily prorated in real estate conveyance transactions, with Contributor being entitled to and responsible for one hundred percent (100%) of all income and expenses accrued and attributable to the period prior to, but not including, the Closing Date, and the Company being entitled to and responsible for one hundred percent (100%) of all income and expenses accrued and attributable to the period from and after the Closing Date.
(b)As soon as practicable after the Closing (but in no event later than one hundred eighty (180) days after the Closing, except with respect to prorations that cannot be completed within one hundred eighty (180) days), Contributor, NM and the Company shall reconcile between themselves the amounts needing to be made after the Closing in accordance with this Agreement, using any updated information with respect to such matters then available. The Contribution Value shall be reconciled based on (i) the capital contributions made from October 1, 2018 through the day prior to, but not including, the Closing Date, and (ii) the amounts paid by Contributor under Section 9.5(j). With respect to any income or expenses for which prorations and adjustments that cannot be completed within one hundred eighty (180) days after the Closing, prorations and adjustments shall be made as soon as reasonably practicable after the Closing, once information with respect to such income and expenses is available. In connection with prorations and adjustments contemplated by this Section 9.4, the parties shall act reasonably and in good faith.
(c)Each party shall provide the other parties reasonable access to the books, records, computer runs and other documents relating to the Contributed Entities and the Properties which contain information relevant to completing the prorations and adjustments contemplated by this Section 9.4, provided that any such access shall be under the supervision of an employee and/or agent of the disclosing party. If the final prorations and adjustments, as agreed to among the parties, shows any amount due to a party, the party owing such amount shall pay such amount (in immediately available funds) within five (5) Business Days after reaching agreement on the final prorations and adjustments.
(d)This Section 9.4 shall survive Closing.
9.5Closing Costs. Except as otherwise provided as follows, each of Contributor, NM and the Company shall be responsible for and shall pay its own costs (as well as the costs incurred by its respective affiliates) in connection with the transactions contemplated by this Agreement, including its own legal fees and expenses:
(a)Transfer taxes, if any, associated with the transfer of the Contributed Membership Interests hereunder shall be paid by Contributor or the Company as customarily required for such type a transaction in each jurisdiction a Property owned by a Contributed Entity is located.
(b)In the event new Surveys were obtained in connection with this transaction, the Company shall pay all costs associated therewith.
(c)Costs associated with any new debt required to Close shall be paid by the Company.
(d)Costs for all title search, exam fees, and premiums for the Title Policies shall be paid in accordance with Schedule 9.5(d).
(e)Taxes shall be prorated on a fiscal year basis based upon actual tax bills or, to the extent not then available, the most recent ascertainable assessed values and tax rates. Contributor shall pay Taxes attributable to their respective Properties to, but not including, the Closing Date (except for those Taxes payable by Tenants in accordance with the Leases) and the Company shall pay all Taxes attributable to the Properties on and after the Closing Date.

(f)The Company shall receive credit for all security deposits currently held by or on behalf of the Contributed Entities on the Closing Date (including all interest earned thereon if required by applicable Laws) which Contributor or the Contributed Entities (as applicable) are required to have in its possession or control pursuant to the terms of any Lease.
(g)Contributor shall pay all water, sewer, and utility charges, common area maintenance charges, and other operating expenditures through the day before the Closing Date to the extent final readings are available. If final readings have not been taken, estimated charges shall be prorated between the parties and appropriate credits given.
(h)Base and percentage rentals paid by Tenants and received by Contributor or the Contributed Entities prior to the Closing Date shall be prorated between the parties with rentals applicable to the period from and after the Closing Date allocated to the Company with a credit to the Company on the Closing Statement. If on the Closing Date there are any past due rents or other charges owing from Tenants or other occupants of the Property for the month in which Closing occurs, after Closing the Company will invoice Tenants for such rents and other charges due under the Leases. After Closing, if the Company receives, (provided, however, the Company shall have no obligation to collect) such past due amounts the Company shall pay to Contributor on a monthly basis on or before the fifteenth (15th) day of the calendar month following the month of receipt, such amount received. Notwithstanding the foregoing base and percentage rentals and other payments received by the Company from Tenants on or after the Closing Date shall be first applied toward the payment of base and percentage rentals and other charges for the then-current period, and any excess monies received shall be applied toward the payment of such past due amounts in accordance herewith. All prepaid rents covering the period of time commencing on or after the Closing Date shall be delivered by Contributor to the Company as a credit at Closing. At the Closing, Contributor shall furnish to the Company a complete and correct schedule of all rents and other charges which are then due and payable but which have not been paid by each Tenant for each Property.
(i) To the extent the Leases provide that the Tenants thereunder are required to pay the lessor for a portion of taxes, insurance, utilities, maintenance and other operating costs and expenses of the Properties for such periods as are set forth in the respective Leases, Contributor and NM agree that these expenses shall be prorated as of the Closing Date and, to the extent that any of the expense items can be determined as of the Closing Date, those expense items shall be prorated and resolved between the parties by the Company paying to Contributor the amount of such expense items due Contributor at Closing or the Company receiving a credit for any expense items prepaid to and retained by Contributor for any period from and after the Closing Date. With respect to those expense items for which sufficient information will not be available on the Closing Date to calculate a monetary proration as of Closing, the Company agrees to invoice Tenants for those expense items and if any such amount are collected by the Company, remit to Contributor, within ten (10) Business Days after the Company’s receipt thereof, Contributor’s pro rata share of such expense items together with a written accounting of the Company’s invoices and receipts and its proration calculations.
At the Closing, Contributor shall furnish to the Company a complete and correct schedule of all such costs and expenses for each Tenant for each Property.
(j)Contributor shall pay (in each case to the extent due and payable prior to Closing) any unpaid and due and owing landlord work shown on Schedule 8.1(a)(viii)(D) and any unpaid and due and owing Lease expenses (including, but not limited to, brokerage commissions, tenant improvement costs or allowances, legal expenses, space planning and A and E costs for which Contributor or any Entity is responsible) owed to or for the benefit of Tenants of the Properties with respect to Leases.

(k)Any amounts payable by or to Contributor or the Entities under any of the Contracts assigned hereunder shall be prorated between the parties as of the Closing Date and appropriate credits given, with the Company attributed with the period of time from and after Closing.
(l)Any closing costs not described in clauses (a) - (l) above shall be prorated and paid in accordance with customary proration practices in the jurisdiction where the Property is located for such items in a real estate conveyance transactions.
All prorations shall be final and neither the obligation to prorate, nor the amount of any such prorations, shall survive Closing.
ARTICLE X.
DAMAGE
10.1    If any loss, damage by fire, or other casualty to any Property occurs prior to the Closing Date, Contributor shall give prompt written notice to NM.

In the event that, between the Effective Date and the expiration of the Diligence Period, any loss, damage by fire, or other casualty to any Property occurs, NM at its election may terminate this Agreement by written notice to Contributor given within ten (10) Business Days after the date of receipt of notice by NM of such casualty damage. If NM elects to terminate this Agreement pursuant to this Section, the Deposit, shall be refunded to NM. If Contributor does not receive NM's written notice of termination or NM elects not to terminate the Agreement, NM shall be deemed to have waived its right to terminate. If NM elects not to terminate this Agreement, the Company shall receive at Closing an absolute assignment from Contributor of any interest Contributor may have otherwise had in the proceeds of any insurance on the Property (including any rent loss insurance allocable to the period from and after the Closing Date) less any amount of such insurance proceeds equal to Contributor's reasonable expenses, if any, incurred prior to Closing by Contributor in repairing the Property to the condition it was in prior to such damage caused by fire or other casualty. At Closing, Contributor shall give NM a credit on the Transfer Value equal to the lesser of the estimated cost of restoration of such Property to the condition it was in prior to any such casualty or the amount of any deductible, unless Contributor has repaired the damage to the Property to the condition it was in prior to any such fire or other casualty.

In the event that, between the expiration of the Diligence Period and the Closing Date, any Improvements located upon any Property shall be damaged or destroyed by fire, storm or other casualty, the Company shall receive at Closing an absolute assignment from Contributor of any interest Contributor may have otherwise had in the proceeds of any insurance on the Property (including any rent loss insurance allocable to the period from and after the Closing Date) less any amount of such insurance proceeds equal to Contributor's reasonable expenses, if any, incurred prior to Closing by Contributor in repairing the Property to the condition it was in prior to such damage caused by fire or other casualty. At Closing, Contributor shall give NM a credit on the Transfer Value equal to the lesser of the estimated cost of restoration of such Property to the condition it was in prior to any such casualty or the amount of any deductible, unless Contributor has repaired the damage to the Property to the condition it was in prior to any such fire or other casualty.
Contributor shall maintain "all risk" replacement value insurance coverage in place on the Property at all times prior to the Closing.

ARTICLE XI.
CONDEMNATION
11.1    If any condemnation or eminent domain proceedings are initiated which would result in the taking of any part of any Property or the Improvements located thereon, prior to the Closing Date, Contributor shall give prompt written notice to NM. In the event that, between Effective Date and the expiration of the Diligence Period, any condemnation or eminent domain proceedings are initiated which would result in the taking of any part of any Property or the Improvements located thereon, NM at its election may terminate this Agreement by written notice to contributor prior to the expiration of the Diligence Period. If NM elects to terminate this Agreement pursuant to this Section, the Deposit shall be refunded to NM. If Contributor does not receive NM’s written notice of termination or NM elects not to terminate the Agreement, NM shall be deemed to have waived its right to terminate and the parties shall proceed with the Closing, in which event Contributor and the applicable Contributed Entity shall assign to the Company at Closing all of Contributor’s and the Contributed Entity’s right, title and interest in and to any award made in connection with any such condemnation or eminent domain proceedings, with the Property being in its then “as is” condition, provided, however, if any award made in connection with any such condemnation or eminent domain proceedings has been paid to Contributor or any Contributed Entity, then NM shall receive a credit against the transferred Value at Closing equal to the amount paid to Contributor or any Contributed Entity.
ARTICLE XII.
MISCELLANEOUS
12.1Contributor and NM each represents and warrants that it has not been represented by any broker in connection with the purchase and sale of the Membership Interests or the Properties other than Holliday Fenoglio Fowler, L.P. (“Broker”). No broker or person, other than Broker, is entitled to receive any broker's commissions, finder's fees, or similar compensation from Contributor in connection with any aspect of the transaction contemplated herein. Contributor shall pay any and all compensation and commissions payable to Broker in connection with this Agreement and Contributor agrees to indemnify, defend, and hold NM and the Company harmless from any such claims by Broker. It is agreed that if any claims for brokerage commissions or fees are ever made against Contributor, the Company or NM in connection with this transaction, all such claims shall be handled and paid by the party whose alleged actions or commitments form the basis of such claim and said party who is responsible is made shall indemnify and hold the other party harmless against and in respect of any claim for brokerage or finder's fees, or other like payment based in any way upon agreements, arrangements, or understandings made or claimed to have been made by NM, the Company or Contributor, with any third person. This provision shall survive the Closing or other termination of this Agreement.
12.2This Agreement and the schedules and exhibits attached hereto constitute the entire agreement between the parties in connection with this transaction and there are no oral or parole agreements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; this Agreement may not be modified except in writing signed by all parties.

12.3Failure of any party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party to any of its rights hereunder. No waiver by any party at any time, expressed or implied, of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any one occasion shall not be deemed a consent to, or approval of, said action on any subsequent occasion or a consent to, or approval of, any action on the same or any subsequent occasion. The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience, and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement nor in any way affect this Agreement.
12.4The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.
12.5Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
12.6All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement must be in writing and shall be deemed delivered: (i) upon delivery if delivered in person; (ii) upon receipt if mailed by deposit in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested; (iii) upon transmission if sent via e-mail, with a confirmation copy sent via overnight mail, provided that confirmation of such overnight delivery is received; or (iv) one (1) Business Day after deposit with a national overnight courier provided that confirmation of such overnight delivery is received. All notices, requests and consents to be sent to a party must be sent to or made at the address given for that party, below, or such other address as that party may specify by notice to the other parties. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the party entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

If to Contributor:	Phillips Edison Grocery Center Operating Partnership III, L.P.
11501 Northlake Drive
Cincinnati, Ohio 45249
E-mail: rmoore@phillipsedison.com
Attention: Ryan Moore

With a copy to:	Phillips Edison & Company, Inc.
222 S. Main Street, Suite 1730
Salt Lake City, UT 84101
E-mail: tbrady@phillipsedison.com
Attention: Tanya Brady, Esq.

Phillips Edison & Company, Inc.
10 Rockefeller Plaza, Suite 920
New York, New York 10020
Attention: Devin Murphy
Ted Kallergis
Email: dmurphy@phillipsedison.com
tkallergis@phillipsedison.com

If to NM:                The Northwestern Mutual Life
Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Real Estate Department
Attention: Chris Misiti
Re: Inv. #155047
Email: chrismisiti@northwesternmutual.com

With a copy to:            Northwestern Investment Management
Company, LLC
1100 Abernathy Road, Suite 895
Atlanta, GA 30328
Attn: Rob Francour
Re: Inv. #155047
Email: robfrancour@northwesternmutual.com

12.7THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
12.8EACH PARTY HEREBY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE TO THE EXTENT PERMITTED BY LAW, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.9This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
12.10Neither NM, Contributor, nor the Company shall record this Agreement or any memorandum thereof in any public records or prior to Closing make any press release or other public disclosure concerning the transactions contemplated hereby and each party shall use its diligent and commercially reasonable efforts to prevent disclosure of the transactions contemplated hereby prior to Closing, other than (a) to Related Parties, directors, trustees and officers and members or shareholders of the parties or any qualified intermediary in connection with a like kind exchange of real estate associated herewith, and employees, agents, bankers, attorneys, accountants, consultants and affiliates of the parties who are involved in the ordinary course of business with the transactions contemplated hereby, and to NM’s lender, the Title Company and NM’s consultants who are retained to investigate the Properties, and NM’s auditors all of which shall be instructed to comply with the non-disclosure provisions hereof, and/or (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction and to any governmental administrative or other regulatory authority having or asserting jurisdiction over NM or Contributor, and/or (c) unless otherwise mutually agreed upon by the parties. This Section 12.10 shall survive the Closing.

12.11NM may not assign this Agreement or its rights hereunder, directly or indirectly, without the prior written consent of Contributor, which consent may not be unreasonably withheld and any such consented to assignment shall not release NM from liability hereunder.
12.12In addition to the obligations expressly required to be performed under this Agreement by Contributor, NM and the Company, each party hereto agrees to cooperate with the other parties and to perform such other acts and to execute, acknowledge and deliver before and after Closing, such other instruments, documents and material as a party may reasonably request and as shall be reasonably necessary in order to effect the consummation of the transactions contemplated by this Agreement; provided that no such other instrument, document or material shall either extend or enlarge the obligations of the non-requesting parties, nor decrease the rights of the non-requesting parties, beyond the express undertakings of this Agreement.
12.13Except as otherwise expressly provided herein, no representations, warranties, covenants, agreements or other obligations in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Effective Date.
12.14Notwithstanding anything to the contrary in this Agreement or under applicable law, each party (for itself and its legal representatives, successors and assigns) hereby (i) unconditionally and irrevocably waives and disclaims all rights to claim or seek any consequential, punitive, exemplary, statutory or treble damages, (ii) acknowledges and agrees that the definition of Losses shall not include such amounts, and (iii) agrees that the rights and remedies in this Agreement will be adequate in all circumstances for any claims the parties might have with respect thereto.
12.15This ARTICLE XII shall survive Closing.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CONTRIBUTOR:

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP III, L.P.,
a Delaware limited partnership

By:    Phillips Edison Grocery Center OP GP III LLC,
A Delaware limited liability company,
Its General Partner

By:    /s/ Devin I. Murphy
Name:    Devin I. Murphy
Its:    Chief Financial Officer

NM:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY,
a Wisconsin corporation

By: Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate

By:    /s/ Donna L. Lemanczyk
Name:    Donna L. Lemanczyk    _________
Its:    Managing Director

DEPOSIT ACKNOWLEDGMENT
The undersigned hereby acknowledges receipt of the Deposit and agrees to hold the same pursuant to terms of the Agreement. The liability of the undersigned is limited by the terms and conditions expressly set forth herein and by the laws of the state of Delaware and in no event shall the liability of the undersigned exceed the amount of the Deposit then being held at any time. The undersigned shall have no liability whatsoever on account of or occasioned by any failure or negligence on the part of any bank, savings and loan or other savings institution wherein the Deposit is deposited, provided, however, that such institution is, at the time of deposit of the Deposit, federally insured. In the event of litigation affecting the duties of the undersigned as Title Company relating to this Agreement and the Deposit, Contributor and NM, jointly and severally, shall reimburse the undersigned for all expenses incurred by the undersigned, including reasonable attorneys' fees, unless such litigation results from or is caused by the gross negligence or misfeasance of the undersigned. In the event of any dispute between Contributor and NM pertaining to the Deposit, the undersigned may commence an interpleader action and deposit the Deposit with a court of competent jurisdiction and in such event, the undersigned shall be relieved of all further obligation and liability.

FIRST AMERICAN TITLE INSURANCE COMPANY
By: _/s/ Cindy M. O’Donohue Name: Cindy M. O’Donohue Its: Vice President
Address: 30 North LaSalle Street, Suite 2700 Chicago, Illinois 60602 Phone: (312) 917-7220

Dated: November 5, 2018

JOINDER BY THE COMPANY

As of the Closing Date, Grocery Retail Partners II LLC, a Delaware limited liability company, hereby joins in the execution of this Contribution Agreement to evidence its agreement to the terms and conditions set forth therein and to ratify to its obligations under this Agreement
Company:

Grocery Retail Partners II LLC,
a Delaware limited liability company

BY:    PECO GRP I MANAGING MEMBER LLC, a Delaware limited liability company

By: _/s/ Devin I. Murphy____
Name: Devin I. Murphy__    ______
Its: _President and Treasurer_______

BY:    THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation

By: Northwestern Mutual Investment Management Company, LLC, a Delaware limited liability company, its wholly-owned affiliate

By: __/s/ Donna L. Lemanczyk
Name: Donna L. Lemanczyk
Its: Managing Director

Date:    November 9, 2018

Exhibit List
EXHIBIT A                Contribution Entities and Properties

EXHIBIT B	Form of Assignment and Assumption of Membership Interests
EXHIBIT C                Form of Estoppel

EXHIBIT D	Form of Certificate and Reaffirmation of Representations and Warranties

Schedule List
SCHEDULE 1.37            Land
SCHEDULE 1.55            Personal Property
SCHEDULE 2.7(c)            Estoppels
SCHEDULE 3.2             Survey Objections
SCHEDULE 8.1(a)(vii)        Organizational Documents
SCHEDULE 8.1(a)(viii)(A)        Leases
SCHEDULE 8.1(a)(viii)(D)        Unpaid Landlord Work

SCHEDULE 8.1(a)(viii)(E)	Unpaid Tenant Improvement Allowances, Buyout Costs and Brokerage Commissions, Finder’s Fees, and Similar Payments
SCHEDULE 8.1(a)(ix)        Litigation
SCHEDULE 8.1(a)(x)        Compliance
SCHEDULE 8.1(a)(xi)        Environmental Reports
SCHEDULE 8.1(a)(xii)        Contracts
SCHEDULE 8.1(a)(xiii)        Tax Matters
SCHEDULE 8.1(a)(xvii)        Rent Roll
SCHEDULE 8.1(a)(xx)        Condemnation
SCHEDULE 9.5(d)            Title Costs

EXHIBIT A
CONTRIBUTION ENTITIES AND PROPERTIES

Contribution Entity	Location of Real Property	Legal Description
Albertville Station LLC, a Delaware limited liability company	Albertville, Minnesota	See Schedule 1.37(i).
St. Cloud Station LLC, a Delaware limited liability company	Saint Cloud, Florida	See Schedule 1.37(ii).
Rolling Meadows Station LLC, a Delaware limited liability company	Rolling Meadows, Illinois	See Schedule 1.37(iii).
Rolling Meadows Station II LLC, a Delaware limited liability company	Rolling Meadows, Illinois	See Schedule 1.37(iv).

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Agreement”) is made and entered into as of [  ], 2018, by and between Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership (“Assignor”), and Grocery Retail Partners II LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns one hundred percent (100%) of the membership interests (collectively, the “Entity Membership Interests”) in each of (a) Albertville Station LLC, a Delaware limited liability company, (b) St. Cloud Station LLC, a Delaware limited liability company, (c) Rolling Meadows Station LLC, a Delaware limited liability company, and (d) Rolling Meadows Station II LLC, a Delaware limited liability company; and

WHEREAS, pursuant to this Agreement, Assignor desires to contribute, assign, transfer, convey, set over and delegate all of its rights, title, interests and obligations in, to and under the Entity Membership Interests to Assignee; and

WHEREAS, Assignee desires to assume all of Assignor’s right, title, interest and obligations in the Entity Membership Interests.

NOW, THEREFORE, in consideration of $10.00 and the mutual covenants and agreements of each party to the other hereinafter set forth, and intending to be legally bound hereby, the parties do hereby mutually covenant and agree as follows:

1.    Assignment and Assumption. Assignor hereby contributes, assigns, transfers, conveys, sets over and delegates (collectively, the “Assignment”) to Assignee all of Assignor’s rights, title, benefits, privileges and interests in, to and under, and all of Assignor’s burdens, obligations and liabilities in connection with the Entity Membership Interests, free and clear of any liens, other than transfer restrictions imposed on the Entity Membership Interests by applicable securities laws. Assignee hereby accepts the Assignment and assumes and agrees, from and after the date hereof, to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the obligations and liabilities of Assignor to be observed, performed, paid or discharged in connection with the Entity Membership Interests.

2.    Control Over Project Entity Organizational Documents. Assignor and Assignee agree that: (i) this Agreement shall be affixed to and made a part of the corporate records of each entity to which such Entity Membership Interests are assigned (individually an “Assigned Entity” and collectively, the “Assigned Entities”). Further, notwithstanding anything stated in this Agreement or any organizational document of any Assigned Entity to the contrary: (i) to the extent there is any conflict or inconsistency between any terms set forth in the organizational documents of the Assignee and any organizational documents of an Assigned Entity, the terms set forth in organizational documents of the Assignee shall control; (ii) any reference in any organizational document of an Assigned Entity to a “Member” shall mean the Assignee; and (iii) no action or undertaking may be taken on behalf of any Assigned Entity unless permitted or approved to be taken by the Assignee in accordance with the terms set forth in the organizational documents of the Assignee. In the event of any conflict or inconsistency between the terms of this Section 2 and any other provision of this Agreement, the terms of this Section 2 shall control.

3.    Further Action. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

4.    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.    Entire Agreement. This Agreement is being delivered pursuant to the terms and conditions of that certain Contribution Agreement, dated as of the date hereof, by and among Assignor and The Northwestern Mutual Life Insurance Company, a Wisconsin corporation. All claims, disputes and liability shall be subject to the terms and conditions of such Contribution Agreement.

6.    GOVERNING LAW. This Agreement IS governed by and SHALL BE construed in accordance WITH THE LAW OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

7.    Waiver of Jury Trial. EACH PARTY HEREBY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR:

Phillips Edison Grocery Center Operating Partnership III, L.P., a Delaware limited partnership

By:
Name:
Its:

ASSIGNEE:

Grocery Retail Partners II LLC, a Delaware limited liability company

By:
Name:
Its:

EXHIBIT C

FORM OF ESTOPPEL

STATEMENT OF TENANT IN RE: LEASE

The Northwestern Mutual Life Insurance Company
720 E. Wisconsin Avenue
Milwaukee, WI 53202
Attn: Real Estate Department

«Landlord»(“Landlord”)
11501 Northlake Drive
Cincinnati, OH 45249

RE:    Your lease at «Property»(the “Property”)

The undersigned (“Tenant”), under that certain lease dated «Exec_Date», as amended and/or assigned (the “Lease”) made with Landlord, hereby ratifies said lease and certifies to The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) that:

1.	The "Commencement Date" of said lease is ***;

2.	The term of said lease expires on «Expire_Date»;

3.
Said lease is in full force and effect and has not been assigned, modified, supplemented or amended in anyway, except as listed on Schedule A attached, represents the entire agreement between the parties as to the leasing of the premises; neither party thereto is in default thereunder;

4.	Tenant's floor area is approximately «SQFT» square feet;

5.	The current base rental payable pursuant to the terms of said lease is «Rent» per month; further, additional rental for operating expenses and taxes pursuant to said lease is

CAM and Insurance            «CAM»
Insurance                «INS»
Property Tax                 «PTX»;

6.	Percentage Rent under the lease is not applicable «Pcalc»;

7.	No rental has been paid in advance and a security deposit in the amount of «Deposit» has been deposited with Landlord;

8.	All basic monthly rent and additional rental payable pursuant to the terms of the Lease have been paid through ***October, 2018;

9.	Tenant is in occupancy, open, and conducting business with the public in the premises; and

10.
The operation and use of the premises do not involve the generation, treatment, storage, disposal or release of a hazardous substance or a solid waste into the environment other than to the extent necessary to conduct its ordinary course of business in the premises and in accordance with all applicable environmental laws, and that the premises are being operated in accordance with all applicable environmental laws, zoning ordinances and building codes; and

11.	All conditions under said lease to be performed by the Landlord have been satisfied, including, without limitation, all co-tenancy requirements thereunder, if any; and

12.	All required contributions, payments, rent credits, allowances, Tenant Improvement Allowances, payable under the Lease by Landlord to Tenant, if any, have been received; and

13.	On this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of said lease by Landlord; and

14.	The undersigned has no right of first refusal with respect to any other space in the premises and no option to extend or terminate the Lease, except as follows: «Options» «RefusalSp»«RefPurch»«Term»;

15.	The undersigned has no option to acquire any interest in any portion of the premises, except as follows; None;

16.
Neither Landlord nor Tenant is in default under the Lease and the undersigned has no knowledge of any event which, with the giving of notice, passage of time, or both, would constitute a default under the Lease; and

17.
Tenant is presently solvent and free from reorganization and there are no actions, whether voluntary or otherwise, pending against the undersigned (or any guarantor of the undersigned’s obligations under the Lease) under the bankruptcy or insolvency laws of the United States or any state thereof; and

18.
The person signing this certificate on behalf of the undersigned represents and warrants that he or she has the full authority and legal capacity to execute and deliver this certificate and bind the undersigned hereto.

The undersigned acknowledges the right of Landlord and of Northwestern Mutual as a purchaser of the Property and as lender and holder of a lien on the Property, and their collective successors and assigns to rely upon the certifications and agreements in this Certificate.

Dated: October        , 2018            TENANT:
«DBA»,

By:
Its:

Schedule A
Lease Documents

Lease dated «Exec_Date»

EXHIBIT D

FORM OF CERTIFICATE AND REAFFIRMATION OF
REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATION (this “Certificate”) is made as of this _______ day of _____, 2018, by ______________ (“______”) and delivered to ______________ (“______”) pursuant to Section [9.2(i)] of that certain Contribution Agreement, dated _________, 2018 (the “Agreement”), by and among NM and Contributor.  All initial capitalized terms used, but not defined, in this Certificate shall have the meaning set forth in the Agreement.

__________ hereby certifies to ___________ that, as of the date hereof, all of the representations, and warranties set forth in the Agreement [Section 8.1(a) / 8.4], were true and correct on the date of the Agreement, and remain true and correct in all material respects on the date hereof, {except as set forth on Schedule 1 attached hereto}.

[Remainder of page intentionally left blank;
Signature page follows]

IN WITNESS WHEREOF, this Certificate has been executed by the duly authorized representative of _____________ the day and year first above written.

_________:

,
a

By:
Name:
Title: